Exhibit 99.(6)

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

management agreement

This Management Agreement (this “Agreement”), dated as of June 9, 2015, by and between between Lazard Global Total Return and Income Fund, Inc., a Maryland corporation (the “Fund”) and Lazard Asset Management LLC, a Delaware limited liability company (the “Manager”), amends, restates and supersedes that certain Investment Management Agreement, dated as of August 11, 2005, by and between the Fund and the Manager (the “Prior Agreement”).

W I T N E S S E T H

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to the Prior Agreement, the Fund previously retained the Manager to render investment advisory services;

WHEREAS, the Manager has historically provided certain administrative, operational and compliance assistance services in connection with the operation of the Fund, which services are in addition to the investment advisory and other services contractually required by the Prior Agreement to be provided by the Manager; and

WHEREAS, the Fund and the Manager wish to amend and restate the Prior Agreement to contractually obligate the Manager to provide the Support Services (as defined in Section 3 below) on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.           The Fund hereby appoints the Manager to act as manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described for the compensation herein provided.

2.           Subject to the supervision of the Board of Directors of the Fund (the “Board”), the Manager shall manage the investment operations and assets of the Fund, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s Prospectus (as hereinafter defined) and subject to the following understandings:

(i)          The Manager shall provide supervision of the Fund’s investments and determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)         The Manager shall use its best judgment in the performance of its duties under this Agreement.

(iii)        The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation and By-Laws (each hereinafter defined) and Prospectus of the Fund and with the instructions and directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

(iv)        The Manager shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations with or through such persons, brokers or dealers (including affiliates of the Manager) to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board may direct from time to time. In placing such orders, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(v)         The Manager shall render to the Board such periodic and special reports with respect to the Fund’s securities transactions as the Board may reasonably request.

(vi)        The Manager shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s assets.

3.            Administrative, Operational and Compliance Assistance Services.

(a)         Subject to the supervision of the Board, the Manager shall provide, directly or through its affiliates, the administrative, operational and compliance assistance services in connection with the operation of the Fund set forth in Section 3(b) below subject to the terms set forth in this Agreement (collectively, the “Support Services”). Unless otherwise agreed upon in writing by the Fund (as approved by the Board), no fee that is in addition to the fee required to paid by the Fund to the Manager pursuant to Section 8 of this Agreement shall be payable by the Fund to the Manager or any of its affiliates for the provision of the Support Services, although the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Support Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses (other than expenses of the Fund’s Chief Compliance Officer (as approved by the Board)). The parties understand and agree that persons that are not the Manager or any of its affiliates have been, and will continue to be, engaged to provide various services to the Fund (including without limitation administrative, fund accounting, transfer agency and dividend disbursing, custody, sub-custody, pricing and valuation, tax preparation, legal and compliance services), and the costs of all of such services shall be borne by the Fund in accordance with Section 7 of this Agreement and are not assumed by the Manager. In this respect, the Support Services to be performed by the Manager or its affiliates are in addition to, rather than in lieu of, services that are from time to time the subject of a separate agreement or arrangement for the benefit of the Fund. The parties intend that the scope of Support Services generally to be consistent with those administrative, operational and compliance assistance services historically provided by the Manager or its affiliates in connection with the operation of the Fund; however, in the event that the Manager determines in good faith to materially reduce one or more Support Services, the Manager shall provide the Fund with notice of such determination sufficiently in advance to permit the Fund to otherwise arrange for the provision of additional Support Services as appropriate. Except for the Support Services expressly agreed to and assumed by the Manager in this Section 3 and the other services required to be provided by the Manager pursuant to this Agreement, no provision of this Agreement shall amount to a delegation by the Fund to the Manager, or an assumption by the Manager, of any other service, function, obligation or duty to or on behalf of the Fund unless expressly agreed to in writing by the Manager. None of the Support Services are, or are intended to be, either distribution services within the meaning of Section 12 of the 1940 Act or investment advisory services required to be provided by the Manager with respect to the Fund under the other provisions of this Agreement.

(b)          Subject to the foregoing and the other terms set forth in this Agreement, the Support Services with respect to the Fund consist of:

(i)           providing the use of the Manager’s principal office space, equipment, resources and facilities for meetings of the Board and its committees upon reasonable request;

(ii)          providing clerical and bookkeeping services for the Fund;

(iii)         causing the Fund’s existence to be maintained as a corporation (or such other form of entity as from time to time approved by the Board) and maintain records related thereto;

(iv)         monitoring the performance of, and facilitating communications amongst, the Fund’s service providers, including administrators, fund accountants, transfer agents and dividend disbursing agents, brokers and dealers, custodians, sub-custodians, accountants, attorneys, compliance providers and insurers, as the Manager considers appropriate;

(v)          as reasonably requested by the audit committee of the Board, assisting the audit committee in their monitoring the performance of, and facilitating their communications with, the Fund’s independent registered public accounting firm;

(vi)         responding to reasonable requests from the Board related to the services performed by the Manager and the services performed by the Fund’s other service providers;

(vii)        preparing reports to the Board concerning the performance and fees of the Fund’s service providers as the Board may reasonably request;

(viii)       preparing such other reports relating to the business and affairs of the Fund as from time to time determined by the Manager or as may from time to time be mutually agreed upon by the Manager and the Board;

(ix)         reviewing the appropriateness of payment of the Fund’s expenses;

(x)          providing reasonable assistance to, and monitoring the level of performance by, the Fund’s other service providers in their preparation of regulatory filings and certain shareholder communications, including, but not limited to, the Fund’s Registration Statement (as hereinafter defined) and amendments thereto; annual and semi-annual reports to shareholders; proxy materials; Form N-SAR, Form N-CSR, Form N-Q and Form N-PX (and any similar successor or additional forms), and arranging any required filings with the Commission (as hereinafter defined);

(xi)         providing reasonable assistance to, and monitoring the level of performance by, the Fund’s pricing vendors, valuation agents and other service providers in their daily pricing and valuation of the Fund’s investment portfolio and in such service providers’ determination and publication of the Fund’s daily net asset value quotations and any of such service providers’ other valuation-related responsibilities, all in accordance with procedures adopted by the Board, and reporting to the Board any recommendations resulting from such monitoring;

(xii)        providing reasonable assistance to the Fund’s other service providers in their preparation and filing of the Fund’s federal, state and local income tax returns and any other required tax returns or reporting;

(xiii)       as reasonably requested by the Fund’s directors who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Directors”), providing reasonable assistance to their independent legal counsel;

(xiv)       consulting with the Fund’s officers, independent accountants, legal counsel,

custodian, accounting agent and dividend disbursing agent in their establishing and implementing the fund accounting policies of the Fund;

(xv)        preparing and/or assisting in the preparation of such information and reports as may be required by any banks or other lenders from which the Fund borrows;

(xvi)       providing reasonable assistance to the Fund’s other service providers in their determination of the amounts available for distribution as dividends and distributions to be paid by the Fund to its shareholders and facilitating communications between such Fund’s dividend disbursing agent and custodian, including with respect to effecting the payment of dividends and distributions and implementing the Fund’s dividend reinvestment plan;

(xvii)      providing reasonable assistance to the Fund’s Chief Compliance Officer in his administration of the Fund’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act) as well as the Fund’s policies and procedures for compliance with state and foreign laws and regulations applicable to the operation of investment companies, and monitoring the level of performance by any other service providers engaged for such purposes (e.g., blue sky filing agents); and

(xviii)     assisting and coordinating in the preparation by the Fund’s other service providers of materials for regular and special Board meetings and preparing such other materials as the Board may reasonably request.

(c)          The provisions of this Section 3(c) shall not apply to any services required to be performed by the Manager pursuant to this Agreement other than the Support Services. The Manager may reasonably act or rely upon the opinion or advice of or any information obtained from any third party (including without limitation any broker, lawyer, pricing or valuation agent, accountant, administrator, auditor, other expert or regulator or other authority) acting within the scope of their duties with respect to the Fund, and the Manager shall not be responsible for any loss occasioned to the Fund or the shareholders of the Fund or any third party by its so acting in good faith or due to the failure to perform by any third party. The Manager shall not be liable for any indirect or consequential loss or damage which may be suffered by the Fund or the shareholders of the Fund or any third party under any circumstances. The Manager shall in no event be liable to the Fund or the shareholders of the Fund or any third party for any loss or damage arising from causes beyond its reasonable control.

4.           The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(i)           Articles of Incorporation of the Fund, filed with the State Department of Assessments and Taxation of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, are herein called the “Articles of Incorporation”);

(ii)          By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(iii)         Resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

(iv)         Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-2 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Fund and shares of the Fund’s Common Stock;

(v)          Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission; and

(vi)         Prospectus of the Fund (such prospectus and the statement of additional information, each as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”).

5.           The Manager shall authorize and permit any of the members, officers and employees of the Manager, and any of the members, directors, officers and employees of any of its affiliates, who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such members, directors, officers or employees of the Manager or any of its affiliates.

6.           The Manager shall keep the books and records of the Fund required to be maintained by it pursuant to this Agreement and by the Fund pursuant to the 1940 Act. The Manager agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the request of the Fund. The Manager further agrees to preserve such records as prescribed by Rule 31a-2 under the 1940 Act.

7.           The Manager will bear all of its expenses incurred in connection with the services to be rendered by the Manager to the Fund under this Agreement, including without limitation, the compensation of all personnel of the Fund and the Manager (other than personnel retained specifically by the Fund), except the fees of Directors of the Fund who are not affiliated persons of the Manager or its affiliates, provided that the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Support Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses (other than expenses of the Fund’s Chief Compliance Officer (as approved by the Board)). The Fund assumes and will pay all other expenses in connection with the Fund not assumed by the Manager, including but not limited to:

(i)           the fees and expenses of Directors who are not affiliated persons of the Manager or any of its affiliates;

(ii)          the fees and expenses of the Fund’s administrator, if any;

(iii)         the fees and expenses of the custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund, (iii) the pricing of the Fund’s portfolio of investments and calculation of net asset value, including the cost of any pricing or valuation service or services which may be retained pursuant to the authorization of the Directors of the Fund and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s securities;

(iv)         the fees and expenses of the Fund’s transfer agent, which may be the custodian, which relate to the maintenance of, and communications with respect to, each stockholder account;

(v)          the charges and expenses of legal counsel and independent accountants for the Fund;

(vi)         expenses of listing shares of the Fund with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of the interests in the Fund, including expenses of conducting tender offers for the purpose of repurchasing Fund interests;

(vii)        brokers’ commissions, spreads, fees, any issue or transfer taxes and any other charges in connection with portfolio transactions on behalf of the Fund;

(viii)       all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies, and all costs of maintaining corporate existence;

(ix)         the allocable share of the fees of any trade association of which the Fund may be a member;

(x)          the cost of share certificates, if any, representing shares of the Fund;

(xi)         the fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Commission and, if required, qualifying the shares of the Fund under state securities laws, including the preparation of the Fund’s Registration Statement and amendments thereto (including proxy solicitation) for filing under federal and state securities laws for such purposes and printing of the Prospectus;

(xii)        all expenses of stockholders’ and Directors’ meetings and of preparing, printing and mailing Prospectuses and reports to stockholders in quantities required for distribution to the stockholders, and communications expenses with respect to individual stockholder accounts;

(xiii)       the cost of obtaining fidelity insurance and any liability insurance covering the Directors and officers of the Fund as such;

(xiv)       litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business;

(xv)        all expenses incurred in connection with the organization of the Fund and the initial public offering of the Fund’s Common Stock;

(xvi)       fees payable to the Manager hereunder;

(xvii)      interest expenses of the Fund, including expenses incurred in connection with leveraging the Fund’s assets through a line of credit or other borrowing or issuing and maintaining preferred stock; and

(xviii)     all other expenses properly payable by the Fund.

8.           For the services provided to the Fund and the expenses assumed pursuant to this Agreement, the Fund will pay monthly to the Manager as full compensation therefor a management fee, accrued daily, at the annual rate of 0.85% of the Fund’s average daily Leveraged Assets. Leveraged Assets means the Fund’s total assets (including (1) the aggregate financial exposures created by forward currency contracts in excess of that represented in the Fund’s net assets (“Forward Currency Contract Commitments”) and (2) investments made with the proceeds of borrowings from financial institutions (“Borrowings”)) minus accrued liabilities (other than Forward Currency Contract Commitments and liabilities associated with Borrowings). The liquidation value of any preferred stock is not treated as a liability.

9.           The Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The federal securities laws may impose liabilities even, under certain circumstances, on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Fund may have under any federal securities law.

10.           This Agreement shall continue automatically for successive annual periods ending on June 30th, provided such continuance is specifically approved at least annually by (i) the Board or (ii) vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, provided that in either event its continuance also is approved by a majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without payment of penalty by the Fund, on 60 days’ written notice to the Manager, by vote of the Board, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

11.           Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Manager or any member, director, officer or employee of any of its affiliates who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12.           During the term of this Agreement, the Fund agrees to furnish to the Manager at its principal office all Prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13.           This Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act.

14.           Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 30 Rockefeller Plaza, New York, New York 10112, Attention: General Counsel of the Manager, or (2) to the Fund at 30 Rockefeller Plaza, New York, New York 10112, Attention: President of the Fund.

15.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

By:

Name:
Title:

LAZARD ASSET MANAGEMENT LLC

By:
Name:
Title: